Exhibit 99.1

AMC NETWORKS INC. REPORTS FULL
YEAR AND FOURTH QUARTER 2012 RESULTS

Full Year 2012 Highlights:

•	Net revenues increased 13.9% to $1.353 billion

•	Operating income increased 11.1% to $363 million

•	AOCF[1] increased 5.4% to $465 million
New York, NY - February 26, 2013: AMC Networks Inc. (“AMC Networks” or the “Company”) (NASDAQ: AMCX) today reported financial results for the full year and fourth quarter ended December 31, 2012.
President and Chief Executive Officer Josh Sapan said: "2012 was a successful year for AMC Networks. Our continued strategy of investing in original programming while developing strong brands with consumers resulted in record ratings, most notably for AMC's ratings juggernaut 'The Walking Dead.' We resolved our legal dispute with DISH Network, completed new carriage agreements with a number of leading distributors, and expanded our relationships with key advertisers. All of which, contributed to strong financial results for the full year and gives us confidence that we are well-positioned for continued success in the year ahead.”
Fourth Quarter Results
Fourth quarter net revenues increased $28 million, or 8.2%, to $367 million over the fourth quarter of 2011, led by 10.8% growth at National Networks which more than offset a decline of $7 million at International and Other. Adjusted Operating Cash Flow (“AOCF”)1 totaled $103 million, a decrease of 4.0% or $4 million versus the prior year period. As discussed in the “Other Matters” section of this release, AOCF reflected the impact of the litigation and associated temporary carriage termination with DISH Network. National Networks AOCF increased 5.6% and International and Other AOCF declined $11 million versus the prior year period. Operating income was $81 million, an increase of 2.0% or $2 million versus the prior year period. The operating income increase resulted from 15.5% growth at National Networks partially offset by a $12 million decrease in operating income at International and Other.
Fourth quarter net income from continuing operations was $15 million ($0.21 per diluted share), compared with $29 million ($0.40 per diluted share) in the fourth quarter of 2011. The decrease resulted from costs related to the repayment of the term loan B facility partially offset by growth in operating income.
Full Year Results
Full year 2012 net revenues increased $165 million, or 13.9%, to $1.353 billion over full year 2011, reflecting 15.9% growth at National Networks partially offset by a decrease of 8.8% at International and Other. AOCF totaled $465 million, an increase of 5.4% or $24 million versus the prior year period. AOCF reflected the impact of the litigation and associated temporary carriage termination with DISH Network. The AOCF increase resulted from 10.0% growth at National Networks partially offset by a decrease of $25 million at International and Other. Operating income was $363 million, an increase of 11.1% or $36 million versus the prior year period. The operating income increase resulted from 16.8% growth at National Networks partially offset by an increase of $27 million in operating loss at International and Other.
Full year 2012 net income from continuing operations was $136 million ($1.89 per diluted share), compared with $126 million ($1.79 per diluted share) in full year 2011. The increase resulted from the growth in operating income partially offset by an increase in interest expense.

1.    See definition of Adjusted Operating Cash Flow (“AOCF”) included in the discussion of non-GAAP financial measures on page 5 of this earnings release.

For the full year 2012, net cash provided by operating activities was $569 million and Free Cash Flow2 was $551 million. These amounts include a preliminary disbursement of $350 million related to the VOOM HD lawsuit settlement. As discussed in the “Other Matters” section of this release, the $350 million disbursement is subject to the final resolution of the allocation of the proceeds from the VOOM HD lawsuit settlement. Excluding the $350 million related to the VOOM HD lawsuit settlement, net cash provided by operating activities was $219 million and Free Cash Flow was $201 million for the full year 2012. These amounts represent a decrease of $36 million and $39 million, respectively, compared to the full year 2011. Excluding the $350 million related to the VOOM HD lawsuit settlement, the $39 million decrease in free cash flow was primarily the result of an increase in cash interest, cash income taxes and capital expenditures partially offset by improved operating performance.

Segment Results

(dollars in thousands)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2012	2011	Change	2012	2011	Change
Net revenues:
National Networks	$338,551	$305,438	10.8%	$1,254,186	$1,082,358	15.9%
International and Other	32,619	39,246	(16.9)%	114,541	125,573	(8.8)%
Inter-segment eliminations	(4,458)	(5,725)	22.1%	(16,150)	(20,190)	20.0%
Total net revenues	$366,712	$338,959	8.2%	$1,352,577	$1,187,741	13.9%

AOCF:
National Networks	$106,694	$101,079	5.6%	$492,129	$447,555	10.0%
International and Other	(4,302)	6,907	n/m	(30,040)	(4,976)	(503.7)%
Inter-segment eliminations	522	(814)	n/m	3,328	(866)	n/m
Total AOCF	$102,914	$107,172	(4.0)%	$465,417	$441,713	5.4%

National Networks
National Networks consists of the Company's four nationally distributed programming networks, AMC, WE tv, IFC and Sundance Channel.

Fourth Quarter Results

National Networks revenues for the fourth quarter 2012 increased 10.8% to $339 million, AOCF rose 5.6% to $107 million, and operating income grew 15.5% to $89 million, all compared to the prior year period.

Fourth quarter growth in revenues was led by a 16.0% increase in advertising revenues to $157 million. The increase in advertising revenues was due to strong demand for our original programming, primarily at AMC. Distribution and other revenues increased 6.8% to $182 million. The increase in distribution and other revenues was attributable to growth in affiliate fees partially offset by a decline in digital distribution revenues.

2.    See definition of Free Cash Flow included in the discussion of non-GAAP financial measures on page 5 of this earnings release.

Fourth quarter AOCF increased 5.6% to $107 million reflecting the increase in revenues offset by an increase in operating expenses. The increase in operating expenses was primarily attributable to higher programming and marketing expenses compared to the prior year period. As previously noted, AOCF was negatively impacted by the DISH Network temporary carriage termination. The operating income increase reflected the growth in AOCF and a reduction in amortization expense.

Full Year Results

National Networks revenues for the full year 2012 increased 15.9% to $1.254 billion, AOCF rose 10.0% to $492 million, and operating income grew 16.8% to $408 million, all compared to the prior year period.

Full year growth in revenues was led by a 16.9% increase in advertising revenues to $523 million. The increase in advertising revenues was led by AMC. Distribution and other revenues increased 15.2% to $731 million. The increase in distribution and other revenues was attributable to growth in digital and licensing distribution revenues as well as increases in affiliate fees.

Full year AOCF increased 10.0% to $492 million reflecting the increase in revenues offset by an increase in operating expenses. The increase in operating expenses was primarily attributable to higher programming and marketing expenses compared to the prior year period. As previously noted, AOCF was negatively impacted by the DISH Network temporary carriage termination. The operating income increase reflected the growth in AOCF and a reduction in amortization expense.

International and Other
International and Other primarily consists of AMC/Sundance Channel Global, the Company's international programming business; IFC Films, the Company's independent film distribution business; AMC Networks
Broadcasting & Technology, the Company's network technical services business; and VOOM HD.

Fourth Quarter Results

International and Other revenues for the fourth quarter of 2012 declined $7 million to $33 million, AOCF declined $11 million to a deficit of $4 million, and operating income decreased $12 million to a loss of $9 million, all compared to the prior year period.

Fourth quarter revenues reflected an increase in affiliate fee revenues related to the Company's international operations which was more than offset by a decline in revenues at IFC Films and Broadcasting & Technology.

The decline in fourth quarter AOCF primarily reflected the decrease in revenues and an increase in litigation expenses related to VOOM HD. Operating loss results reflected the decline in AOCF as well as an increase in depreciation expense.

Full Year Results

International and Other revenues for the full year 2012 declined $11 million to $115 million, AOCF declined $25 million to a deficit of $30 million, and operating loss increased $27 million to $49 million, all compared to the prior year period.

Full year revenues reflected an increase in affiliate fee revenues related to the Company's international operations which was more than offset by a decline in revenues at IFC Films and Broadcasting & Technology.

The decline in full year 2012 AOCF primarily reflected the decrease in revenues and an increase in litigation expenses related to VOOM HD. Operating loss results reflected the decline in AOCF as well as an increase in depreciation expense.

Other Matters

DISH Network

As previously disclosed, on May 20, 2012, DISH Network, LLC (“DISH Network”) terminated carriage of Sundance Channel and on July 1, 2012 DISH Network terminated carriage of AMC, IFC, and WE tv. We believe the termination was directly related to litigation between DISH Network and VOOM HD. On October 21, 2012, DISH Network and the Company entered into a settlement agreement resolving the litigation. Simultaneously with the execution of the settlement agreement, DISH Network entered into a long-term affiliation agreement with the Company that provided for the resumption of carriage of AMC, IFC, Sundance Channel and WE tv by no later than November 1, 2012. The temporary carriage termination had a material impact to AOCF and operating income for the three months and twelve months ended December 31, 2012.

Based on the Company's fair value assessment of the affiliation agreement, the affiliate fees payable by DISH Network to the Company from the effective date of the affiliation agreement of October 21, 2012 through December 31, 2013 are below fair value by approximately $31 million and the affiliate fees payable by DISH Network over the remaining terms of the affiliation agreement represent fair value. As a result, the Company recorded the $31 million excess of the fair value of the affiliation agreement over the contractual affiliation fees as deferred revenue on October 21, 2012, of which approximately $5 million was recognized as revenue during 2012 as the programming services were provided. The remaining $26 million is included in deferred revenue in the December 31, 2012 consolidated balance sheet and will be recognized ratably over 2013 as the programming services are provided.

In connection with the VOOM HD settlement agreement, DISH Network paid $700 million to an account for the benefit of Cablevision Systems Corporation (“Cablevision”) and the Company. Pending a determination of the allocation of the settlement proceeds, $350 million of the cash proceeds was distributed to each of Cablevision and the Company. Accordingly, the portion disbursed to the Company is included in cash and cash equivalents in the consolidated balance sheet at December 31, 2012. The final amount to be allocated to the Company is yet to be determined and may be significantly less than $350 million.

Please see the Company's Form 10-K for the period ended December 31, 2012 for further details.

Debt

On December 17, 2012, the Company issued $600 million in aggregate principal amount of 4.75% senior notes due December 2022. The Company used the proceeds of this offering to repay its term loan B facility. In connection with this repayment, the Company recorded a write-off of $12 million principally related to a loss on the extinguishment of the debt. Additionally, the company recorded an unrealized loss of $9 million on the related interest swap contracts, which is included in interest expense.

As previously disclosed, the Company voluntarily prepaid $150 million of the outstanding balance of the Term A Credit Facility during the full year 2012. The total prepaid amount consists of three $50 million payments made on March 8, 2012, July 9, 2012 and November 7, 2012.

Description of Non-GAAP Measures

The Company defines Adjusted Operating Cash Flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization, share-based compensation expense or benefit and restructuring expenses or credits. Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items. The Company believes that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of the business without regard to the effect of the settlement of an obligation that is not expected to be made in cash.

The Company believes that AOCF is an appropriate measure for evaluating the operating performance of the business segments and the Company on a consolidated basis. AOCF and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in the industry.

Internally, the Company uses net revenues and AOCF measures as the most important indicators of its business performance, and evaluates management's effectiveness with specific reference to these indicators. AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), and other measures of performance presented in accordance with U.S. generally accepted accounting principles ("GAAP"). Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of AOCF to operating income (loss), please see page 8 of this release.

The Company defines Free Cash Flow from Continuing Operations, (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash provided by operating activities (continuing operations) less capital expenditures (continuing operations), both of which are reported in our Consolidated Statement of Cash Flows. Net cash provided by operating activities excludes net cash provided by operating activities of discontinued operations. The Company believes the most comparable GAAP financial measure of its liquidity is net cash provided by operating activities. The Company believes that Free Cash Flow is useful as an indicator of its overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment, investment, and other discretionary and non-discretionary cash uses. The Company also believes that Free Cash Flow is one of several benchmarks used by analysts and investors who follow the industry for comparison of its liquidity with other companies in the industry, although the Company's measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies. For a reconciliation of Free Cash Flow to net cash provided by operating activities, please see page 9 of this release.
Forward-Looking Statements
This earnings release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industries in which it operates and the factors described in the Company's filings with the Securities and Exchange Commission, including the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

Conference Call Information

AMC Networks will host a conference call today at 10:00 a.m. ET to discuss its full year and fourth quarter 2012 results. To listen to the call, visit http://www.amcnetworks.com or dial 1-877-347-9170, using the following passcode: 91468440.

About AMC Networks Inc.

AMC Networks owns and operates several of cable television's most recognized brands delivering high quality content to audiences and a valuable platform to distributors and advertisers. The Company manages its business through two reportable operating segments: (i) National Networks, which includes AMC, WE tv, IFC and Sundance Channel; and (ii) International and Other, which includes AMC/Sundance Channel Global, our international programming business; IFC Films, the Company's independent film distribution business; and AMC Networks Broadcasting & Technology, the Company's network technical services business. For more information on AMC Networks, please visit the Company's website at http://www.amcnetworks.com.

Contacts

Investor Relations	Corporate Communications
Seth Zaslow (646) 273-3766	Georgia Juvelis (917) 542-6390
szaslow@amcnetworks.com	gjuvelis@amcnetworks.com

AMC NETWORKS INC.
CONSOLIDATED STATEMENTS OF INCOME
Three and Twelve Months Ended December 31, 2012 and 2011
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Revenues, net	$366,712	$338,959	$1,352,577	$1,187,741
Operating expenses:
Technical and operating (excluding depreciation and amortization)	158,530	143,247	507,436	425,961
Selling, general and administrative	109,624	91,942	396,926	335,656
Restructuring credit	—	—	(3)	(240)
Depreciation and amortization	17,894	24,651	85,380	99,848
	286,048	259,840	989,739	861,225
Operating income	80,664	79,119	362,838	326,516
Other income (expense):
Interest expense	(38,588)	(30,378)	(127,778)	(95,870)
Interest income	195	136	502	1,074
Write-off of deferred financing costs	(1,216)	(544)	(1,862)	(6,247)
Loss on extinguishment of debt	(10,774)	(191)	(10,774)	(14,726)
Miscellaneous, net	(21)	(17)	(652)	(137)
	(50,404)	(30,994)	(140,564)	(115,906)
Income from continuing operations before income taxes	30,260	48,125	222,274	210,610
Income tax expense	(15,069)	(18,860)	(86,058)	(84,248)
Income from continuing operations	15,191	29,265	136,216	126,362
Income from discontinued operations, net of income taxes	—	213	314	92
Net income	$15,191	$29,478	$136,530	$126,454

Basic net income per share:
Income from continuing operations	$0.22	$0.42	$1.94	$1.82
Income from discontinued operations	$0.00	$0.00	$0.00	$0.00
Net income	$0.22	$0.42	$1.94	$1.83

Diluted net income per share:
Income from continuing operations	$0.21	$0.40	$1.89	$1.79
Income from discontinued operations	$0.00	$0.00	$0.00	$0.00
Net income	$0.21	$0.41	$1.89	$1.79

Weighted average common shares:
Basic weighted average common shares	70,636	69,521	70,374	69,283
Diluted weighted average common shares	72,347	72,281	72,236	70,731

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended December 31, 2012
	AOCF	Depreciation and Amortization	Share-Based Compensation Expense	Restructuring Credit	Operating Income (Loss)
National Networks	$106,694	$(14,155)	$(3,465)	$—	$89,074
International and Other	(4,302)	(3,739)	(891)	—	(8,932)
Inter-segment eliminations	522	—	—	—	522
Total	$102,914	$(17,894)	$(4,356)	$—	$80,664

	Three Months Ended December 31, 2011
	AOCF	Depreciation and Amortization	Share-Based Compensation Expense	Restructuring Credit	Operating Income (Loss)
National Networks	$101,079	$(21,196)	$(2,744)	$—	$77,139
International and Other	6,907	(3,455)	(658)	—	2,794
Inter-segment eliminations	(814)	—	—	—	(814)
Total	$107,172	$(24,651)	$(3,402)	$—	$79,119

	Twelve Months Ended December 31, 2012
	AOCF	Depreciation and Amortization	Share-Based Compensation Expense	Restructuring Credit	Operating Income (Loss)
National Networks	$492,129	$(70,436)	$(13,576)	$—	$408,117
International and Other	(30,040)	(14,944)	(3,626)	3	(48,607)
Inter-segment eliminations	3,328	—	—	—	3,328
Total	$465,417	$(85,380)	$(17,202)	$3	$362,838

	Twelve Months Ended December 31, 2011
	AOCF	Depreciation and Amortization	Share-Based Compensation Expense	Restructuring Credit	Operating Income (Loss)
National Networks	$447,555	$(85,701)	$(12,582)	$—	$349,272
International and Other	(4,976)	(14,147)	(3,007)	240	(21,890)
Inter-segment eliminations	(866)	—	—	—	(866)
Total	$441,713	$(99,848)	$(15,589)	$240	$326,516

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(In thousands)
(Unaudited)

	December 31, 2012	September 30, 2012	December 31, 2011
National Networks Subscribers
AMC (a)	98,900	84,300	96,300
WE tv (a)	81,500	66,600	76,100
IFC (a)	69,600	55,200	65,300
Sundance Channel (b)	50,200	40,600	42,100

(a)	Estimated U.S. subscribers as measured by Nielsen Media Research.

(b)	Subscriber counts are based on internal management reports and represent viewing subscribers.

Capitalization	December 31, 2012

Cash and cash equivalents (a)	$610,970
Less: preliminary VOOM HD lawsuit settlement disbursement	(350,049)
Cash and cash equivalents excluding preliminary VOOM HD lawsuit settlement disbursement	$260,921
Credit facility debt (b)	$880,000
Senior notes (b)	1,300,000
Total debt	$2,180,000
Net debt	$1,919,079
Capital leases	15,662
Net debt and capital leases	$1,934,741
LTM AOCF (c)	$465,417
Leverage ratio (d)	4.2 x

(a)	Includes $350,049 related to the preliminary VOOM HD lawsuit settlement disbursement (see the “Other Matters” section of this release for further details).

(b)	Represents the aggregate principal amount of the debt.

(c)	Represents reported AOCF for the trailing twelve months.

(d)
Represents net debt (excluding the $350,049 related to the preliminary VOOM HD lawsuit settlement disbursement) and capital leases divided by LTM AOCF. This ratio differs from the calculation contained in the Company's credit facilities.

Free Cash Flow	Twelve Months Ended December 31,
	2012	2011
Net cash provided by operating activities	$569,132	$255,233
Less: preliminary VOOM HD lawsuit settlement disbursement	(350,049)	—
Net cash provided by operating activities excluding the preliminary VOOM HD lawsuit settlement disbursement	$219,083	$255,233
Less: capital expenditures	(18,557)	(15,371)
Free cash flow excluding the preliminary VOOM HD lawsuit settlement disbursement	$200,526	$239,862